Exhibit 16.1

                        June 16, 2009

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

RE:  Iconic Brands, Inc. (formerly, Paw Spa, Inc.)

File Ref. No.  000-53162

We have read the statements of Iconic Brands, Inc. (formerly, Paw Spa, Inc.) pertaining to our firm included under Item 4.01 of Form 8-K dated June 16, 2009 and agree with such statements as they pertain to our firm.

Regards,

/s/ WEBB & COMPANY, P.A
WEBB & COMPANY, P.A.
Certified Public Accountants